Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Amber Rensen
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. ANNOUNCES NEXT PHASE OF PLANS TO DRIVE LONG-TERM PROFITABLE GROWTH

SAN FRANCISCO (November 11, 2014) – Levi Strauss & Co. (LS&Co.) today announced the next phase of its global productivity initiative, including a five-year strategic agreement with Wipro Limited (NYSE:WIT) to outsource certain global business services. The initiative, announced in March 2014, is expected to generate net annualized cost savings of $175 – $200 million once fully implemented.

In this next phase of the productivity initiative, approximately 500 positions will be eliminated, primarily due to the decision to partner with Wipro, a leading global information technology, consulting and business process services company. Wipro will provide support for certain business services within information technology, finance, human resources, customer service and consumer relations. LS&Co. also continues to reduce layers of management, increase spans of control, remove duplicative roles and make other structural changes as part of the global productivity initiative and the company's continued structural transformation of its cost base. Final plans will vary by country, and final estimates for headcount, timing and charges in certain areas of the company's international business are subject to completion of applicable local works council and other consultative processes.

LS&Co. expects to incur total restructuring and related charges in the range of $45 – $55 million in connection with the actions announced today, the majority of which will be recognized in the fourth quarter of 2014. The charges consist of cash expenditures principally related to severance benefits, retention bonuses and consulting fees.

“We’re on a mission to transform our company to deliver sustained, profitable growth. Through our efforts this year, we’ve made great strides toward bringing our cost structure more in line with our revenue base,” said Harmit Singh, chief financial officer of LS&Co. “We are making solid progress, and I expect that the actions announced today will help simplify how we operate, improve our productivity levels, increase our agility and further reduce costs.”

The initial term of the Agreement is five years with activation of certain components of the outsourced services starting in the first quarter of 2015. LS&Co. will pay Wipro for the services through a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual need for services. The Company expects to pay Wipro a minimum of approximately $143 million over the initial term of the agreement.

LS&Co. continues to expect additional savings in future periods to come from streamlining its planning and go-to-market strategies; implementing efficiencies across its retail, supply chain and distribution network; and continuing to pursue more disciplined procurement practices.

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About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co™ and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,600 retail stores and shop-in-shops. Levi Strauss & Co.’s reported fiscal 2013 net revenues were $4.7 billion. For more information, go to http://levistrauss.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, statements regarding the expected nature, timing, number of positions eliminated, annualized cost savings and charges related to the productivity initiative. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; the Company’s ability to implement all phases of the program as planned; retention of key employees; the possibility that benefits of the program may not materialize as expected; and other risks described in the Company’s filings with the Securities and Exchange Commission (SEC). These risks are in addition to the other risks cited in the Company’s press releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. The Company undertakes no obligation to revise or update any forward-looking statements.

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